EXHIBIT 10.36

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (this "Contract") is made and entered into by and between BF ENTERPRISES, INC., a Delaware corporation ("Seller"), and ANSLEY INVESTMENTS, LLC, a Georgia limited liability company, or its permitted assigns ("Purchaser").

W I T N E S S E T H:

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the real property described herein on the terms and conditions set forth in this Contract.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.  Property: Subject to the conditions set forth in this Contract, Seller agrees to sell and Purchaser agrees to purchase the unimproved real property, consisting of approximately 21.16 acres on Hobson Drive, Davidson County, Tennessee, generally described as Tax Parcels 19-183.00-0-046.00, 19-183.00-0-.98.00 and 19-183.00-0-099.00, and being part of Planned Unit Development 188-84-6-12, on record with the Metro Nashville Planning Commission (the "P.U.D."), together with all appurtenances, easements and privileges pertaining thereto and being more particularly described on Exhibit A attached hereto (the "Property").

2.  Purchase Price; Terms of the Note.

(a)  Purchase Price. The total purchase price ("Purchase Price") shall be $1,250,000.00, to be paid at Closing as follows:

(i)  Application of the Earnest Money, as described in Section 3 below;

(ii)  $225,000.00 via wire transfer of immediately available funds; and

(iii)  the execution and delivery by Purchaser to Seller of (i) a promissory note in the principal amount of $1,000,000.00 (the "Note"), (ii) a first priority Deed of Trust (the "Deed of Trust"), encumbering the Property and securing Purchaser's obligations set forth in the Note, and (iii) such other documents and instruments requested by Seller which are ordinarily and customarily executed with respect to purchase money lending transactions of the type contemplated hereby (collectively, the "Loan Documents").

(b)  Terms of the Loan Documents.

(i)  The Note shall initially bear interest at a rate equal to the five (5) year Treasury Note rate as of the Closing Date. On each six (6) month anniversary of the Closing (herein, an "Adjustment Date"), the interest rate shall be re-adjusted to the then five (5) year Treasury Note rate as of the applicable Adjustment Date. Interest only shall be due and payable in arrears on each Adjustment Date, with all unpaid principal and accrued interest due and payable in full on the tenth (10th) Adjustment Date.

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(ii)  Purchaser shall remit fifty percent (50%) of the net sale proceeds derived from the sale of any portion of the Property to Seller, which shall be applied to the outstanding principal balance of the Note, until the Note is paid in full, principal and interest. When the Note has been paid in full, principal and interest, Seller shall mark the Note "paid in full" and shall cancel the Deed of Trust and all other security documents. For the purposes of this paragraph, "net sale proceeds" shall mean the gross proceeds of the sale of any portion of the Property, less any amounts attributable to the proration of taxes, premiums for title insurance, escrow charges, transfer taxes, real estate commissions, and similar fees and charges paid by Purchaser at the closing of such sale pursuant to the related sale agreement. Upon receipt of its share of the net sale proceeds from such sale, Seller shall release the subject property from the lien of the Deed of Trust, all as to be more specifically set forth in the Deed of Trust.

(iii)  In consideration of the cash down payment paid to Seller at the Closing, Seller shall release from the lien of the Deed of Trust all Excluded Areas, which are herein defined as the road right-of-way for the construction and installation of Hobson Drive through the Property, all acceleration and deceleration lanes and traffic signalization, all utility and drainage easements and storm water detention areas.

(iv)  Prior to Seller’s being required to release the Excluded Areas from the lien of the Deed of Trust, Purchaser must furnish Seller with the Plans and Specifications (as herein defined) for the Infrastructure (as herein defined). The Plans and Specifications may not be in existence or complete by the Closing. If the Plans and Specifications are not complete by the Closing, Purchaser and Seller shall nevertheless close the sale and conveyance of the Property as otherwise provided in this Contract; provided, however, the Excluded Areas shall not be conveyed free and clear of the Deed of Trust, but shall be part of the real property encumbered by the Deed of Trust. When the Plans and Specifications have been completed and approved by Seller, the Excluded Areas shall be released from the Deed of Trust by Seller.

3.  Earnest Money.

(a)  Within five (5) business days of the Effective Date (defined in Paragraph 25 of this Contract), Purchaser shall deliver $25,000.00 (the "Earnest Money") to Chicago Title Insurance Corporation ("Title Company") at its Nashville, Tennessee office. The Earnest Money shall be deposited in an interest-bearing account, with interest to follow the principal.

4.  Closing:

(a)  The closing of this transaction (the "Closing") shall be held at the offices of Seller's attorneys, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., in Nashville, Tennessee, no later than thirty (30) days following the expiration of the Inspection Period (the "Closing Date"). The parties agree that the parties do not have the physically attend the Closing and that it may occur by delivery of the various closing documents by overnight courier to Seller’s attorney or the Title Company to be held in escrow pending the occurrence of the Closing

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(b)  At Closing, Seller shall deliver to Purchaser or the Title Company, as applicable, the following:

(i)   Special Warranty Deed (the "Deed"), conveying the Property to Purchaser subject only to the Permitted Exceptions (as defined herein); the Deed shall have the legal description attached hereto as Exhibit A and if the legal description of the Property shown on the Survey is different from Exhibit A, Seller shall also execute and deliver to Purchaser at the Closing a quitclaim deed with a legal description prepared from the Survey;

(ii)   A non-foreign status certification as required by Section 1445 of the Internal Revenue Code of 1986; and

(iii)  Such other closing documents as are customary in similar transactions and as may be reasonably requested by Purchaser or the Title Company.

(c)  At Closing, Purchaser shall deliver to Seller or the Title Company, as applicable, the following:

(i)  The Note;

(ii)  The Deed of Trust;

(iii)  Any other Loan Documents agreed upon by Seller and Purchaser pursuant to Section 11(b) below;

(iv)  Evidence reasonably acceptable to Seller of either (A) a firm, irrevocable commitment to provide financing or (B) immediately available funds earmarked to assure the completion of the Infrastructure described in Section 9(b)(iii) below, together with copies of the executed contracts for the construction of the Infrastructure and the payment and performance bonds related thereto; if the items in clause (A) or (B) are not available at the Closing, the Closing shall nevertheless occur as provided in this Contract, but Seller shall not be required to release any portions of the Property, and Purchaser shall not commence development of the Property, until this item has been satisfied or the Note has been paid in full;

(v)  Certificates of insurance evidence of the existence of Commercial General Liability Insurance with respect to the Property with limits of not less than One Million Dollars ($1,000,000.00) per occurrence, and Two Million Dollars ($2,000,000.00) in the aggregate; and

(vi)  Such other closing documents as are customary in similar transactions and as may be reasonably requested by Seller or the Title Company.

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5.  Closing Costs:

(a)  Seller shall pay for: the cost of an owner's title insurance policy, one-half (1/2) of the costs of recording the Declaration (as hereinafter defined), and one half (½) the cost of Title Company escrow charges. Purchaser shall pay for: its due diligence expenses, the recording fees and conveyance taxes associated with the recording of the Deed, the recording fees and indebtedness taxes associated with the recording of the Deed of Trust, one-half (1/2) of the costs of recording the Declaration, and one half (½) of the cost of Title Company escrow charges. Purchaser and Seller shall each be responsible for their own attorneys’ fees and other expenses.

(b)  All real property ad valorem taxes and assessments against the Property shall be prorated between Seller and Purchaser as of the Closing Date on a calendar year basis. Seller will be responsible for any taxes (including roll-back taxes) in respect to prior years, including penalties and interest for the year 2003 and all prior years.

6.  Possession: Possession of the Property shall be delivered to Purchaser on the Closing Date.

7.  Representations and Warranties of Seller: Seller represents and warrants to Purchaser that:

(a)  Seller is a Delaware corporation and has authority to execute this Contract.

(b)  To the best of Seller's actual knowledge, there are no eminent domain or similar condemnation proceedings now affecting all or any part of the Property, and none are threatened.

(c)  The execution and delivery of this Contract and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary action on the part of Seller, and this Contract constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

(d)  Seller has no actual knowledge of any hazardous wastes or substances on the Property and, to Seller's actual knowledge, no such wastes or substances have been deposited or released on the Property by others.

(e)  To the best of Seller's actual knowledge, the Property is not subject to any pending litigation and none is threatened.

Seller shall immediately inform Purchaser if it obtains actual knowledge that any of the foregoing representations or warranties are untrue; provided that in no event shall Seller be liable to Purchaser in the event any of the foregoing representations or warranties to Purchaser are or prove to be untrue. The foregoing representations and warranties shall expressly NOT survive the Closing.

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Except as otherwise expressly provided in this Paragraph 7, Seller does not make any representations, guaranties, promises, statements, assurances or warranties of any kind or nature whatsoever, express or implied, as to the condition, business, operations, assets, liabilities or prospects of the Property or any of its operations, of any kind or nature whatsoever.

Without limiting the generality of the foregoing, Purchaser hereby acknowledges and agrees that it is purchasing the Property in the present "AS IS/WHERE IS" condition and with all defects and, unless otherwise expressly provided in this Contract, neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters (collectively referred to herein as the "Property Conditions"): (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, (ii) the profitability, legality and/or feasibility of owning, developing, operating and/or improving the Property, either now or at any time hereafter, (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability, (iv) the rentals, income, costs or expenses thereof, (v) the net or gross acreage, useable or unusable, contained therein, (vi) the zoning of the Property, (vii) the condition of title (other than as contained in the Deed), (viii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability, (ix) water or utility availability or use restrictions, (x) geologic/seismic conditions, soil and terrain stability, or drainage, (xi) sewer, septic, and well systems and components, (xii) other neighborhood or Property conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, fills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions, or (xiii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.

Purchaser is strongly encouraged to conduct its own inspection and investigation of the Property Conditions referred to above and is further encouraged to obtain, at its expense, expert advice as to such matters from professional inspectors and others. Purchaser acknowledges that as of Closing it has been given the full opportunity to inspect and investigate such Property Conditions to its own satisfaction or cause such an inspection and investigation by experts engaged by Purchaser. Purchaser represents to Seller that it is relying solely upon such inspections and investigations in connection with the purchase of the Property, and not upon any express or implied representations, guaranties, promises, statements, assurances or warranties of Seller or any of Seller's employees or agents as to such Property Conditions. Purchaser also understands and agrees that it is purchasing the Property without any obligation on the part of Seller to make any repairs, changes or alterations with respect to the Property or any of the Property Conditions.

Within ten (10) days following the Effective Date, Seller shall deliver to Purchaser all information in its possession or control regarding the Property, including without limitation, zoning materials, site plans, title insurance policies, title exceptions, surveys, environmental reports, geotechnical reports, engineering plans, utility reports and studies, governmental permits, wetlands studies, endangered species studies, traffic studies, and market reports.

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To the extent that Seller is providing Purchaser with information and documents with respect to the Property, Purchaser hereby acknowledges and agrees that this information and the materials and documents relating thereto, will be provided for their background value only, that they will not be relied upon by Purchaser or its professionals for any purpose, and that Seller has not made and will not make any representations or warranties as to the completeness, accuracy or validity of such information, materials and/or documents.

Notwithstanding the foregoing, Seller hereby represents to Purchaser that: (a) Due and appropriate action has been taken by Seller in order to authorize this transaction and to authorize the execution of this Contract, and (b) Seller is not subject to any pending action under the United States Bankruptcy Code.

8.  Representations and Warranties of Purchaser: Purchaser represents and warrants to Seller that:

(a)  Purchaser is a Georgia limited liability company and has authority to execute this Contract.

(b)  This Contract constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

9.  Inspection Period; Required Items.

(a)  Inspection Period. Purchaser shall have until 5:00 p.m., CST on 150th day following the Effective Date (the "Inspection Period") to satisfy itself as to the suitability and feasibility of the Property for Purchaser's intended uses. Purchaser may terminate this Contract upon written notice to Seller, delivered on or before the expiration of the Inspection Period, if, in its sole discretion, if it finds the Property unsuitable for any reason. Upon such termination Purchaser shall obtain a prompt refund of the Earnest Money. Failure of Purchaser to terminate this Contract by written notice to Seller before expiration of the Inspection Period shall constitute waiver of its right to terminate this Contract, except in the case of Seller's default or failure of a condition precedent to Closing.

(b)  Required Items. Notwithstanding that Purchaser shall have the benefit of the Inspection Period to evaluate the Property, Purchaser must have ordered and received or completed the following items, or terminated this Contract in accordance with Section 9(a) above, within the time frames set forth below, in order to demonstrate that Purchaser is proceeding in good faith during the Inspection Period toward the purchase of the Property so as to justify Seller continuing to hold the Property off the open market:

(i)  Within fifteen (15) days following the Effective Date, Purchaser must have ordered a subsurface analysis of the Property. Purchaser shall diligently work to have such subsurface analysis substantially completed within ninety (90) days following the Effective Date; and

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(ii)  Within fifteen (15) days following the Effective Date, Purchaser must have ordered a zoning letter relating to the Property from the appropriate zoning authority of the Metropolitan Government of Nashville and Davidson County. Purchaser shall diligently work to obtain the zoning letter within ninety (90) days following the Effective Date; and

(iii)  Within fifteen (15) days following the Effective Date, Purchaser must have ordered a study of off-site costs relating to the Property, which is to include but not be limited to, utilities, sewerage, signage, outfall lines, and right-of-way dedication. Purchaser shall diligently work to have such study substantially completed within ninety (90) days following the Effective Date; and

(iv)  Within sixty (60) days following the Effective Date, Purchaser must have ordered a Phase I environmental site assessment to evaluate the environmental status of the Property. This Phase I assessment must be completed within ninety (90) days following the Effective Date; and

(v)  Within thirty (45) days following the Effective Date, Purchaser shall deliver evidence to Seller that the equity ownership of Century South, LLC held by Carl Cofer and Robert Beauchamp has been conveyed to Bonneau Ansley or an affiliate thereof ("Affiliate"), or that an Affiliate has contracted to purchase the Century South, LLC property; provided however, should such negotiations regarding the equity ownership of Century South, LLC or the Century South, LLC property be terminated by either party thereto, Purchaser shall promptly (within five (5) business days) notify Seller thereof; and

(vi)  Within seventy-five (75) days following the Effective Date, Purchaser must have ordered an ALTA/ACSM survey and topographical survey of the Property (collectively the "Survey") certified to Seller, Purchaser and Title Company. The Survey must be completed within one hundred twenty (120) days following the Effective Date; and

(vii)  Within seventy-five (75) days following the Effective Date, Purchaser must have ordered a topographical and grading analysis of the Property. Purchaser shall diligently work to have such analysis substantially completed within one hundred twenty (120) days following the Effective Date; and

(viii)  Within seventy-five (75) days following the Effective Date, Purchaser must have ordered an analysis of Federal and State issues relating to "wetlands," any creeks, or other waterways running through or adjacent to the Property, lake drainage issues, and water quality issues. Purchaser shall diligently work to have such analysis substantially completed within one hundred twenty (120) days following the Effective Date.

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For the foregoing items, where appropriate, Purchaser shall hire Barge, Waggoner, or another engineering firm acceptable to Purchaser, and shall share the results of these items with Seller promptly following completion of each.

In the event that Purchaser fails to comply with the above listed requirements within the time periods listed above, then Seller may, at Seller’s option, terminate this Contract by written notice to Purchaser, and the parties shall have no further obligations or liabilities hereunder, except those obligations and liabilities which survive the Closing or earlier termination of this Contract as specified herein. The foregoing time frames pertain only to the ordering and completion of the foregoing items. Purchaser shall have the benefit of the entire Inspection Period to evaluate the items described in 9(b)(i)-(vii) above, and may terminate in this Contract within the time period set forth in Section 9(a) if any of the foregoing are unsatisfactory to it for any reason. If Purchaser terminates this Contract in accordance with Paragraph 9(a) above, Purchaser shall return the Property to its condition as of the Effective Date; shall deliver to Seller any and all information provided by Seller to Purchaser as well as all surveys, soil test, engineering reports, site plans, feasibility studies, governmental applications and approvals and like items pertaining to the Property which Purchaser has produced or has had produced by the third parties during the pendency of this Contract (the "Studies"); and thereafter the parties shall have no further obligations or liabilities hereunder except those obligations and liabilities which specifically survive the termination of this Contract.

(c)  Prior to Purchaser’s commencement of actual development of the Property, Purchaser must have caused a full, complete and final set of plans and specifications (the "Plans and Specifications") for the construction and installation of Hobson Road (as shown on the PUD Plan), all mass grading to be performed on the Property, and all other infrastructure improvements necessary for development of the Property ("Infrastructure"), to be prepared by Barge, Waggoner, or another engineering firm acceptable to Purchaser. Included in the Infrastructure and clearly labeled on the Plans and Specifications shall be the road right-of-way required for the construction and installation of Hobson Drive through the Property, all acceleration and deceleration lanes and traffic signalization, utility and drainage easements, storm water detention areas and any other areas to be released from the lien of Seller’s Deed of Trust (the "Excluded Areas") in consideration of Purchaser’s cash down-payment at the Closing.

10.  Title: Seller shall provide a commitment (with copies of all exceptions) (the "Title Commitment") from the Title Company for an owner’s title insurance policy in the amount of the Purchase Price within thirty (30) days of the Effective Date. Any title or Survey exceptions that appear on the Title Commitment or the Survey and not removed prior to the expiration of the Inspection Period shall be "Permitted Exceptions." Provided, however, Seller covenants and agrees with Purchaser that Seller will, at or before the Closing, pay, satisfy and remove all deeds of trust, mortgage instruments, liens, judgments, and other monetary encumbrances affecting the Property.

11.  Contingencies:

(a)  Declaration. The parties acknowledge that the Property is part of an overall larger development as described in the P.U.D. Purchaser's ability to use the Property for its intended use may be contingent upon all owners of all property subject to the P.U.D. (herein, the "P.U.D. Owners"; all property subject to the P.U.D. is hereinafter referred to as the "P.U.D. Property") entering into a Declaration of Restrictive Covenants, Conditions, and Restrictions (the "Declaration"), which shall set forth, among other things, (i) uses for which the Property and P.U.D. Property may be utilized, (ii) the maintenance and repair obligations of the P.U.D. Owners, (iii) the kinds and amounts of insurance to be carried by the P.U.D. Owners, and (iv) such other matters as the parties shall deem appropriate. Purchaser, Seller, and the P.U.D. Owners shall have until the end of the Inspection Period to agree upon the scope and form of the Declaration. Upon agreement as to the scope and form of the Declaration, the same shall be attached and incorporated into this Contract via a written amendment executed by the parties. If the parties and P.U.D. Owners are unable to agree upon the form of the Declaration prior to the end of the Inspection Period, then Purchaser may, at its option, either (1) terminate this Contract by giving written notice thereof to Seller on or before the close of business on the expiration date of the Inspection Period, whereupon this Contract shall terminate, Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any further obligation hereunder, (2) proceed to Closing without the benefit of the Declaration, in which case Purchaser shall remit the entirety of the Purchase Price, adjusted as provided in this Contract and inclusive of Purchaser's closing costs, via wire transfer of immediately available funds to Seller at Closing, or (3) proceed to Closing without the benefit of the Declaration, with the Closing to occur as otherwise provided in this Contract (i.e., with a cash down payment and the Note for the remainder of the Purchase Price). In the event Purchaser elects to proceed pursuant to subpart (2) of the preceding sentence, the parties shall have no obligation to the other with respect to the Declaration, and all references thereto shall be deemed stricken from this Contract. Purchaser and Seller shall negotiate the form of the Declaration in good faith.

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(b)  Loan Documents. Seller and Purchaser shall negotiate the form and scope of the Loan Documents in good faith, and must agree upon the same prior to the expiration of the Inspection Period. Without limiting the foregoing, the Loan Documents shall be drafted by Seller's counsel, and shall be in a form and substance similar to those utilized by third party lenders in comparable purchase money lending transactions. Seller shall submit an initial draft of the Loan Documents to Purchaser within thirty (30) days following the Effective Date. Purchaser shall review and respond to the initial draft of the Loan Documents within fifteen (15) days following receipt thereof. Seller and Purchaser shall use their good faith efforts to agree on the form of the Loan Documents within sixty (60) days following the Effective Date. Upon the parties' agreement as to the form and scope of the Loan Documents, the same shall be attached and incorporated into this Contract via a written amendment executed by the parties. It is specifically understood and agreed that the Deed of Trust shall not encumber the Excluded Areas, which shall be shown on the Plans and Specs, except as provided herein. In the event the parties are unable to agree as to the scope and form of the Loan Documents prior to the end of the Inspection Period, then Purchaser may, at its option, either (1) terminate this Contract by giving written notice thereof to Seller on or before the close of business on the expiration date of the Inspection Period, whereupon this Contract shall terminate, Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any further obligation hereunder, or (2) proceed to Closing without the benefit of the purchase money loan evidenced by the Loan Documents, in which case Purchaser shall be required to remit the entirety of the Purchase Price, adjusted as provided in this Contract and inclusive of Purchaser's closing costs, via wire transfer of immediately available funds to Seller at Closing. In the event Purchaser elects to proceed pursuant to subpart (2) of the preceding sentence, the parties shall have no obligation to the other with respect to the Loan Documents, and all references thereto shall be deemed stricken from this Contract.

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(c)  Conditions to Closing. Purchaser’s obligation to close under this Contract shall be conditioned upon the following: (1) that Seller has performed all the obligations herein imposed on Seller, (2) that all representations and warranties made by Seller herein are true and correct as of the Closing Date, (3) that the Property is in the same condition as it was on the Effective Date (without limiting the generality of the foregoing, Seller agrees that Seller will not remove any timber, pulpwood, buildings or improvements from the Property), and (4) that Purchaser has received from its title insurance company a "marked" Commitment for Title Insurance showing that "good and marketable fee simple title" to the Property is vested in Purchaser at Closing, free and clear of all exceptions and matters other than the Permitted Exceptions and the Deed of Trust (unless Purchaser elects to pay the Purchase Price all cash at the Closing).

In the event one or more of the foregoing conditions to Closing have not for any reason been satisfied prior to or on the Closing Date, Purchaser shall have the right, at its option, to (1) terminate this Contract, without prejudice to any other rights or remedies available to Purchaser under this Contract, at law or in equity, or (2) extend the Closing Date until fifteen (15) days following satisfaction of such condition(s), but no longer than a total of ninety (90) days, by delivery of one or more written notices to Seller; if at the end of the 90-day period, one or more of the foregoing conditions to Closing have still not been satisfied, Purchaser shall have the right to proceed under clause (1) hereof.

It is acknowledged that the conditions precedent contained in this Contract are for the sole benefit of Purchaser and Purchaser may, in its sole discretion exercised by notice in writing to Seller at or before Closing, waive fulfillment of any one or more of such conditions and close hereunder without regard to the failure of such condition(s).

12.  Entry Upon Premises: During the term of this Contract and prior to the Closing Date, Purchaser shall have the right to enter (upon reasonable prior notice and without unreasonably disturbing Seller) upon the Property, personally or through agents, employees and contractors, for the purpose of performing the Survey, conducting soil and/or environmental tests, taking photographs and in general performing such other acts with respect to the Property and its environs as are deemed necessary or appropriate by Purchaser in its reasonable discretion. Subject to the terms of this Contract, Purchaser shall bear the costs of such acts and shall indemnify and hold Seller harmless against any and all losses, claims or expenses (including reasonable attorneys’ fees) resulting from damages caused by Purchaser, its agents, employees or contractors, for injuries or liabilities to third parties. Purchaser shall repair any damage caused by Purchaser or its agents, employees or contractors resulting from the entry permitted by this Paragraph 12 and restore the Property, to the extent reasonably possible, to the condition existing prior to such damage. The obligations assumed by Purchaser in this Paragraph 12 shall survive termination of this Contract.

Prior to entry upon the Property, Purchaser shall procure and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Contract, Commercial General Liability Insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence, and Two Million Dollars ($2,000,000.00) in the aggregate. Seller shall be included as an additional insured under such Commercial General Liability Coverage. Proof of such insurance coverage shall be provided to Seller prior to Purchaser’s entry upon the Property. The provisions of this paragraph shall survive the Closing or any termination of this Contract.

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13.  Risk of Loss: All risk of loss (except for the indemnity obligations of Purchaser pursuant to Paragraph 12 herein) with respect to the Property shall remain with the Seller until the Closing Date, after which all risk of loss shall be with Purchaser.

14.  Casualty or Condemnation: If at any time, subsequent to the Effective Date and prior to the Closing Date, all or any part of the Property is taken or appropriated by virtue of eminent domain or similar proceedings or is condemned for any public or quasi-public use or is destroyed by casualty, then Purchaser may terminate this Contract and receive a return of the Earnest Money. If this Contract is terminated, then Seller shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the Property taken or destroyed. If Purchaser elects to maintain this Contract in full force and effect, then Purchaser shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the Property taken or destroyed, and all such proceeds shall be held in escrow until Closing.

15.  Default. If this transaction fails to close by reason of Seller's failure to perform its obligations hereunder, Purchaser shall have the right to: (i) a refund of the Earnest Money, or (ii) specific performance. If this transaction fails to close by reason of Purchaser's failure to perform its obligations hereunder, Seller shall have the right, as its sole and exclusive remedy, to retain the Earnest Money as full liquidated damages. The non-defaulting party shall also be entitled to recover its reasonable attorneys' fees and costs incurred as a result of the other party's breach or failure to perform. The parties acknowledge and agree that Seller's right hereunder to retain the Earnest Money as liquidated damages upon a default by Purchaser reflects the parties' mutual agreement that such amount represents a fair and reasonable measure of the damages that would be suffered by Seller for Purchaser's breach of this Contract, it being further agreed that the exact amount of such damages are incapable of ascertainment with mathematical precision and that the parties hereto are attempting and intending by such provision to establish a measure of damages that is fair and reasonable under the circumstances. Seller hereby waives the right to assert lack of mutuality in any proceeding for specific performance instituted by Purchaser hereunder.

16.  Notice: Any notice or consent authorized or required by this Contract shall be in writing and: (i) delivered personally; or (ii) sent postage prepaid by certified mail, return receipt requested; or (iii) sent by a nationally recognized overnight carrier that guarantees next day delivery, directed to the other party at the address set forth in this Paragraph 16 or such other parties or addresses as may be designated by either Purchaser or Seller by notice given from time to time in accordance with this Paragraph 16.

To Seller:    BF Enterprises, Inc.
         Attn: Brian P. Burns, Jr.
100 Bush Street, Suite 1250
San Francisco, California 94104
Fax: (415) 296-7125
E-mail: brianjr@bfeninc.com

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With a copy to:    Laurence M. Papel
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
211 Commerce Street
Suite 1000
Nashville, Tennessee 37201
Fax: (615) 744-5656
E-mail: lpapel@bakerdonelson.com

To Purchaser:      Ansley Investments, LLC
1307 Wesley Place, N.W.
Atlanta, GA 30327
Attn: Bonneau Ansley, Jr.
Fax: (404) 355-3817
E-mail: wbajr@aol.com

With a copy to:    Randolph A. Marks, Esq.
Marks & Williams, LLC
Two Midtown Plaza, Suite 1150
1349 West Peachtree Street
Atlanta, GA 30309
Fax: (404) 892-2824
Email: randymarks@mindspring.com

And a copy to:        Batson-Cook Development Company
700 Galleria Parkway, Suite 500
Atlanta, GA 30339
Attn: E.R. Michaels, Jr.
Fax: (770) 955-2742
Email: rmichaels@batsoncookdev.com

Notice delivered pursuant to subsection (i) of this paragraph shall be deemed received upon completion of personal delivery. Notice given pursuant to subsections (ii) and (iii) of this paragraph shall be deemed delivered when placed in the hands of the appropriate carrier for delivery to recipient.

17.  Real Estate Commission. Neither party has contacted any real estate broker, finder or similar person in connection with the transaction contemplated hereby, except Phoenix Realty LLC of Murfreesboro TN (the "Broker"). Seller shall pay any commission or brokerage fee due to the Broker in accordance with a separate agreement entered into between Seller and the Broker. By execution hereof, the Broker agrees that any commission or brokerage fee shall be due only if, as, and when the Closing occurs, and that the commission or brokerage fee shall not be due or payable if the Closing fails to occur for any reason whatsoever, including a default by Seller, and further agrees that the Broker listed above shall look solely to the Seller for the payment of its respective commission or brokerage fee as described above. Purchaser and Seller each warrant and represent that no broker, finder, or agent is entitled to a commission or fee resulting from this transaction other than the Broker, and each party agrees to indemnify and hold the other harmless from and against the claim of any other broker, finder, or agent claiming through or under it.

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18.  Benefit and Binding Effect. This Contract shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

19.  Time of the Essence: Time is of the essence of this Contract.

20.  Governing Law: This Contract shall be governed by and construed in accordance with the laws of the State of Tennessee.

21.  Entire Contract: This Contract contains the entire contract between the parties hereto with respect to the matters to which it pertains and may be amended only by written agreement signed by both Purchaser and Seller.

22.  Headings/Drafting: The paragraph headings used herein are for convenience purposes only and do not constitute matters to be construed in interpreting this Contract. This Contract was drafted by Seller for convenience purposes only and shall not be construed for or against Seller on such basis.

23.  Assignment: Purchaser may assign this Contract, in whole or part, to an Affiliate of Purchaser without the prior written consent of Seller. For the purposes of this Section, "Affiliate" shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with Purchaser. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another entity, through the ownership of voting securities, partnership interests or other equity interests. Any other assignment of this Contract by Purchaser shall be subject to the prior written consent of Seller, which shall not be unreasonably withheld, provided Purchaser shall continue to remain fully liable for all the obligations of "Purchaser" hereunder. Seller may transfer ownership of the Property to an Affiliate of Seller prior to Closing, in which case Seller shall also assign, and such Affiliate shall assume, the obligations of Seller hereunder.

24.  Savings Clause: If any covenant or clause or portion thereof be deemed unenforceable by statute or by court decision, then only that portion which is so declared unenforceable shall be unenforceable and the remainder of this Contract shall survive in full force and effect.

25.  Execution: The "Effective Date" shall be the latest date that this Contract is executed by either party. This Contract may be executed in any number of counterparts, each of which shall be considered an original document. Fax signatures are acceptable.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Contract on the dates set forth below.

Seller:
BF Enterprises, Inc.

By: /s/ Brian P. Burns, Jr.

Its: Senior Vice President

Date: April 30, 2004

Purchaser:

Ansley Investments, LLC

By: /s/ Bonneau Ansley, Jr.

Its: Manager

Date: April 30, 2004

The Broker executes this Contract for the sole purpose of acknowledging and agreeing to the terms contained in Paragraph 17 above.

Phoenix Realty LLC of Murfreesboro TN

By:/s/ Laws Bouldin

Its: Agent

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EXHIBIT A

LEGAL DESCRIPTION

BEING a parcel of land in the Second Civil District, Nashville, Davidson County, Tennessee, located in the southwest quadrant of the intersection of Interstate 24 and Old Hickory Boulevard, and being more particularly described according to a survey of Barge, Waggoner, Sumner & Cannon, dated December 12, 1985 (File No. 8668#@*#225;15), as follows:

BEGINNING at a point in the westerly margin of Old Hickory Boulevard, said point being southerly 1,140 feet, more or less, from the centerline of I#@*#225;24, said point also being the northeast corner of the Gilroy Church of Christ as of record in Book 5210, Page 80, Register’s Office for Davidson County, Tennessee; thence leaving said westerly margin with a portion of the northerly line of the Gilroy Church of Christ, N 82° 28’ W, 168.33 feet to a point; thence, continuing with said northerly line and a portion of the northerly line of the property conveyed to Howard L. Paul by deed of record in Book 5231, Page 463, Register’s Office for Davidson County, Tennessee, N 82° 49’ W, 433.70 feet to a point; thence, with said northerly line of Paul property, N 82° 31’ W, 399.38 feet to an iron pin; thence with a portion of the northerly line of the property conveyed to James D. Gillespie, et al, by deed of record in Book 5047, Page 661, Register’s Office for Davidson County, Tennessee, N 81° 54’ W, 400.00 feet to an iron pin; thence leaving said northerly line with the easterly line of the property conveyed to Century South Associates by deed of record in Book 5734, page 543, Register’s Office for Davidson County, Tennessee, N 08° 09’ E, 789.92 feet to an iron pin; thence with the southerly line of the Century South Associates property, S 76° 22’ E, 829.79 feet to a point in the southerly margin of Hobson Drive; thence, with said southerly margin of Hobson Drive with a curve to the left 356.30 feet to a point, said curve having a central angle of 62° 30’ 00, a radius 326.63 feet, a tangent of 198.20 feet and a chord S 13° 29’ 32" E, 338.89 feet; thence continuing with said southerly margin, S 44° 44’ E, 37.45 feet to a point; thence crossing said Hobson Drive, N 21° 33’ E, 65.53 feet to a point in the northerly margin; thence, leaving said northerly margin with the easterly line of the property conveyed to Century South Associates by deed of record in Book 5734, page 543, Register’s Office for Davidson County, Tennessee, the following calls: N 27° 46’ E, 336.60 feet to a point; N 73° 08’ E, 224.94 feet to an iron pin in the southwesterly margin of I#@*#225;24; thence, with said southwesterly margin, S 16° 52’ E, 192.70 feet to an iron pin in the westerly margin of Old Hickory Boulevard; thence, with said westerly margin of Old Hickory Boulevard the following calls; S 03° 19’ E, 219.00 feet to an iron pin; S 78° 45’ E, 15.00 feet to an iron pin; S 11° 15’ W, 87.00 feet to a concrete monument; S 13° 55’ W, 199.41 feet to a concrete monument; S 74° 17’ E, 19.74 feet to an iron pin; S 16° 03’ W, 154.72 feet to the point of beginning, and containing 992,453 square feet or 22.78 acres, more or less according to said survey.

INCLUDED IN THE ABOVE DESCRIBED PARCEL, BUT EXPRESSLY EXCLUDED THEREFROM is a portion of Hobson Drive more particularly described according to said survey, as follows:

BEGINNING at a point in the westerly margin of Old Hickory, said point being 880 feet, more or less, southerly from the centerline of I#@*#225;24, said point also being at the intersection of the northerly margin of Hobson Drive and the westerly margin of Old Hickory Boulevard as shown on the plan of Hobson Park, as of record in Book 4460, Page 34, Register’s Office for Davidson County, Tennessee; thence, with said westerly margin of Old Hickory Boulevard S 13° 55’ W, 80.01 feet to a point at the intersection with the southerly margin of Hobson Drive; thence, with said southerly margin the following calls: N 75° 05’ W, 27.20 feet to a point; with a curve to the right, 392.65 feet to a point, said curve having a central angle of 30° 20’ 00", a radius of 741.66 feet, a tangent of 201.04 feet and a chord of N 59° 54’ 32" W, 388.08 feet; N 44° 44’ W, 47.45 feet to a point; thence, crossing said Hobson Drive, N 21° 33’ E, 65.53 feet to a point in the northerly margin of said Hobson Pike; thence, with said northerly margin the following calls: with a curve to the left, 427.65 feet to a point, said curve having a central angle of 30° 20’ 00", a radius of 807.77 feet, a tangent of 218.96 feet and a chord of S 59° 54’ 32" E, 422.67 feet; S 75° 04’ 32" E, 25.81 feet to the point of beginning, and containing 33,597 square feet or 0.77 acres, more or less, according to said survey.

Being the same property conveyed to BF Enterprises, Inc. by Quitclaim Deed from Boothe Financial Corporation, of record in Book 7452, page 897, Register's Office for Davidson County.

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